EXHIBIT 5.1

OPINION OF PILLSBURY WINTHROP SHAW PITTMAN LLP

May 18, 2006

CardioDynamics International Corporation

6175 Nancy Ridge Drive

San Diego, California 92121

Re:	CardioDynamics International Corporation Registration Statement on Form S-3 for resale of 4,565,218 shares of common stock

Ladies and Gentlemen:

We are acting as counsel for CardioDynamics International Corporation, a California corporation (the “Company”), in connection with the registration for resale by the selling Shareholders of up to an aggregate of 4,565,218 shares of Common Stock (the “Common Stock”), of the Company issued upon conversion of certain Subordinated Convertible Promissory Notes (the “Notes”) pursuant to the Company’s Registration Statement on Form S-3 (such Registration Statement, as amended, is herein referred to as the “Registration Statement”). In this regard, we have participated in the preparation of the Registration Statement and have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based on the foregoing, we are of the opinion that the shares to be sold have been duly authorized and when issued by the Company upon conversion of the Notes in accordance with the terms of the Notes will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP